IMAX CORPORATION

Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS FOURTH-QUARTER AND FULL-YEAR 2016 RESULTS

HIGHLIGHTS

•	Installed 166 new IMAX® theatres during 2016, up 22% vs. prior year, bringing the IMAX theatre network count to 1,215 screens across 75 countries

•	Signed agreements for record 319 IMAX theatre systems during 2016, up from 138 signings in 2015

•	Ended year with 498 theatres in backlog, up 34% vs. prior year

•	Company provides 2017 installation guidance range of approximately 150-155 new systems

•	Opened flagship IMAX Virtual Reality Centre in Los Angeles in January of 2017, with an additional five pilot centres signed and scheduled to be open in coming months

NEW YORK – Feb. 23, 2017 – IMAX Corporation (NYSE:IMAX) today reported fourth-quarter 2016 revenue of $106.9 million and net income attributable to common shareholders of $8.9 million, or $0.13 per diluted share. Full year 2016 revenue was $377.3 million and net income attributable to common shareholders was $28.8 million, or $0.42 per diluted share. Adjusted net income attributable to common shareholders for the fourth quarter and full year was $0.22 per diluted share and $0.73 per diluted share, respectively. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA as calculated in accordance with the Company’s credit facility, please see the end of this press release.

“2016 was an impressive year for IMAX on several strategic fronts: our footprint grew 15%, we signed a record 319 new theatre agreements, and we further established IMAX as a leader in the entertainment industry through two key growth initiatives – original content and virtual reality,” said IMAX CEO Richard L. Gelfond. “We’re extremely optimistic on the theatrical side of the business, where demand for IMAX has hit record levels. With a global footprint of 1,215 theatres in 75 countries and a promising blockbuster-driven 2017 film slate that features more IMAX differentiation than any year in our history, we believe we’re extremely well positioned for future growth.”

Fourth-Quarter 2016 Results

Network Update

During the quarter, the Company installed 73 theatres, of which 70 were for new theatre locations and 3 were upgrades. The Company also signed contracts for 26 theatres in the fourth quarter of 2016. The total IMAX theatre network consisted of 1,215 systems as of Dec. 31, 2016, of which 1,107 were in commercial multiplexes. For a breakdown of theatre system signings, installations, network and backlog by type, please see the end of this press release.

Box Office Update

Gross box office from IMAX DMR titles was $246.5 million in the fourth quarter of 2016, compared with $288.4 million in the prior-year period. The average global DMR box office per-screen average in the fourth quarter of 2016 was $233,300, compared with $318,600 in same period last year.

Fourth-Quarter Segment Results

•

Revenue from sales and sales-type leases was $31.0 million in the fourth quarter of 2016, compared with $33.0 million in the fourth quarter of 2015. The Company installed 23 full theatre systems under sales and sales-type lease arrangements in the most recent quarter, compared with the 24 full sales-type theatres the Company installed in the fourth quarter of 2015. The Company also recognized one laser upgrade under a sales-type lease arrangement in the most recent quarter, compared to two in the same period last year. Gross margin for sales and sales-type leases was 58.9% vs. 60.7% in the year ago period, primarily a result of lower margins from the installation of laser-based digital systems. The Company’s margins on full, new sales and sales-type leases was 62.6% in the most recent quarter.

•

Revenue from joint revenue-sharing arrangements was $24.5 million in the quarter, compared with $31.9 million in the prior-year period. During the quarter, the Company installed 46 new theatres under joint revenue-sharing arrangements, compared with 32 new theatres in the fourth quarter of 2015. The Company had 640 theatres operating under joint revenue-sharing arrangements as of Dec. 31, 2016, as compared to 529 theatres one year prior. Gross margin for joint revenue-sharing arrangements was 61.8%, compared to 67.7% in the prior-year period. Revenue and gross margin results primarily reflected lower box office revenue and FX headwinds.

•

Production and DMR revenues were $27.6 million in the fourth quarter of 2016, compared with $31.9 million in the fourth quarter of 2015. Gross margin for the Production and DMR segment was 60.8%, compared to 68.9% in the prior-year period, primarily a result of lower box office revenue, higher marketing costs and FX headwinds.

•

Gross margin across all segments in the fourth quarter of 2016 was 51.7%, compared to 60.2% in the fourth quarter of 2015, mainly due to lower box office, upfront costs associated with heightened installation activity and FX headwinds.

•

Operating expenses (which includes SG&A and R&D, and excludes stock-based compensation) were $28.7 million in the quarter, compared to $29.2 million in the fourth quarter of 2015 and consistent with guidance disclosed on the Q3 2016 call.

Full-Year 2016 Results

Full-year 2016 revenue was $377.3 million as compared to 2015 revenue of $373.8 million. Reported net income attributable to common shareholders was $28.8 million, or $0.42 per diluted share, as compared to $55.8 million or $0.78 per diluted share in 2015. Adjusted net income attributable to common shareholders was $50.0 million as compared to $73.0 million in 2015, or $0.73 per diluted share as compared to $1.02 per diluted share in 2015 Adjusted EBITDA, as calculated in accordance with the Company’s credit facility, was $121.9 million in 2016 as compared to $140.8 million in 2015. The Company also reported a global 2016 per-screen average of $963,800, as compared to $1,155,800 in the prior year.

The full-year installations total grew to 182 theatre systems, of which 16 were upgrades, compared with 154 and 18, respectively, in the prior-year period. IMAX signed contracts for 319 theatres in 2016, across 28 countries, resulting in 498 theatre systems in backlog as of Dec. 31, 2016, compared to 372 theatre systems in backlog as of Dec. 31, 2015. The Company’s top three markets for signings were China, the United States and France. For a breakdown of theatre system signings, installations, network and backlog by type, please see the end of this press release.

“In terms of new business opportunities, we formed a ground-breaking partnership with Marvel and ABC to exclusively launch the first two episodes of the television series Marvel’s Inhumans across the global IMAX network ahead of its premiere on ABC and in international markets later this year. We are excited to have an equity interest in the venture and we believe this approach could help facilitate quicker international syndication,” Gelfond said.

“We’ve also taken a giant step forward in establishing location-based VR with the launch of our $50 million VR content fund and several new innovative technology and content partnerships,” he continued. “Last month, we opened our flagship pilot IMAX VR Centre in Los Angeles, which has already had more than 7,000 unique, satisfied visitors. We also signed agreements to open five new VR pilot centres in China, the U.K. and the U.S. by year-end. While this venture is still in its pilot phase, we are extremely encouraged by the initial results and look forward to getting the additional locations up and running over the coming months.”

Share Buybacks

In 2016, the Company repurchased 3,849,222 common shares under the Company’s repurchase program at an average price of $30.25 per share. The retired shares were purchased for $116.5 million. The Company has $46.3 million available under its approved repurchase program.

Supplemental Materials

For more information about our results, please refer to the IMAX Investor Relations website located at www.imax.com/content/investor-relations.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s Investor Relations website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 4:30 PM ET to discuss its fourth-quarter and full-year 2016 financial results. To access the call via telephone, interested parties in the US and Canada should dial (800) 274-0251 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 794-1827. The conference ID for the call is 6312959. A replay of the call will be available via webcast on the IMAX Investor Relations website located at www.imax.com/content/investor-relations or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 6312959.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of Dec. 31, 2016, there were 1,215 IMAX theatres (1,107 commercial multiplexes, 16 commercial destinations and 92 institutions) in 75 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

###

This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the performance of IMAX DMR films; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; the Company’s largest customer accounting for a significant portion of the Company’s revenue and backlog; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security; risks related to the Company’s inability to protect its intellectual property; risks related to the Company’s implementation of a new enterprise resource planning system; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors:

IMAX Corporation, New York

Jessica Kourakos

212-821-0100

jkourakos@imax.com

Michael Mougias

212-821-0187

mmougias@imax.com

Business Media:

Sloane & Company, New York

Whit Clay

212-446-1864

wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

Signings and Installations

December 31, 2016

Theater Signings:	Year Ended December 31,
	2016		2015
Full new sales and sales-type lease arrangements	61		55	(1)
New joint revenue sharing arrangements	253		78

Total new theaters	314		133

Upgrade of IMAX theater systems	5		5

Total Theater Signings	319		138

Theater Installations:	Year Ended December 31,
	2016		2015
Full new sales and sales-type lease arrangements	56	(2)	56	(2)
New joint revenue sharing arrangements	109		80
Operating lease arrangements	1		—

Total new theaters	166		136
Upgrade of IMAX theater systems	16	(3)(4)	18	(3)(4)

Total Theater Installations	182		154

Theater Backlogs:	As of December 31,
	2016		2015
New sales and sales-type lease arrangements	143		160
New joint revenue sharing arrangements
Hybrid arrangements	92		117
Traditional arrangements	263		95

Total new theaters	498	(5)(6)	372	(5)(7)

Theater Network:	As of December 31,
	2016		2015
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	467		414
Joint revenue sharing arrangements	640		529

Total Commercial Multiplex Theaters	1,107		943

Commercial Destination Theaters	16		19
Institutional Theaters	92		99

Total Theater Network	1,215		1,061

(1)	Includes four signings which replaced theaters under an existing arrangement in backlog.

(2)	Includes one used theater system (2015 – one used theater system).

(3)

Includes 14 installations of an upgrade to a laser-based digital system, 12 under sales and sales-type lease arrangement and two under joint revenue sharing arrangements (2015 – 16 laser-based digital systems, ten under sales and sales-type lease arrangements, one under a short-term operating lease arrangement and five under joint revenue sharing arrangements).

(4)

Includes two installations of an upgrade to a xenon-based digital system under sales arrangements (2015 – two xenon-based digital systems, one under a sales and sales-type lease arrangement and one under a short-term operating lease arrangement).

(5)	Includes 20 laser-based digital theater system configurations (2015 – 24), including upgrades. The Company continues to develop and roll out its laser-based digital projection system.

(6)	Includes three upgrades to a laser-based digital theater system, in existing IMAX theater locations.

(7)	Includes 15 upgrades to a digital theater system, in existing IMAX theater locations (two xenon configurations and 13 laser configurations).

2017 DMR Films:

To date, the Company has announced the following 26 DMR titles to be released in 2017 to the IMAX theater network. The Company remains in active negotiations with all of the major Hollywood studios, as well as international studios, for additional films to fill out its short and long-term film slate, and anticipates that the number of IMAX DMR films to be released to the IMAX network in 2017 will be similar to the IMAX DMR films released to the IMAX network in 2016.

•	Your Name: The IMAX Experience (Toho Co., Ltd., January 2017);
•	xXx: Return of Xander Cage: The IMAX Experience (Paramount Pictures, January 2017);
•	Resident Evil: The Final Chapter: The IMAX Experience (Sony Pictures, February 2017);
•	Attraction: The IMAX Experience (Art Pictures Studio, January 2017, Russia only);
•	Journey to The West: The Demons Strike Back: The IMAX Experience (Alibaba Pictures Group, January 2017);
•	The Lego Batman Movie: The IMAX Experience (Warner Bros. Pictures, February 2017);
•	Sing: The IMAX Experience (Universal Pictures, February 2017, China and Japan only);
•	Logan: The IMAX Experience (20th Century Fox, March 2017);
•	Kong: Skull Island: The IMAX Experience (Warner Bros. Pictures, March 2017);
•	Beauty and The Beast: The IMAX Experience (Walt Disney Studios, March 2017);
•	Ghost in the Shell: The IMAX Experience (Paramount Pictures, March 2017);
•	The Fate of the Furious: The IMAX Experience (Universal Pictures, April 2017);
•	Guardians of the Galaxy Vol. 2: The IMAX Experience (Walt Disney Studios, May 2017);
•	Pirates of the Caribbean: Dead Men Tell No Tales: The IMAX Experience (Walt Disney Studios, May 2017);
•	Wonder Woman: The IMAX Experience (Warner Bros. Pictures, June 2017);
•	The Mummy: The IMAX Experience (Universal Pictures, June 2017);
•	Transformers: The Last Knight: The IMAX Experience (Paramount Pictures, June 2017);
•	Spider-Man: Homecoming: The IMAX Experience (Sony Pictures-distributed and Marvel Studios and Sony Pictures- produced, July 2017);
•	Dunkirk: The IMAX Experience (Warner Bros. Pictures, July 2017);
•	The Solutrean: The IMAX Experience (Sony Pictures, September 2017);
•	The Lego Ninjago Movie: The IMAX Experience (Warner Bros. Pictures, September 2017);
•	Blade Runner 2049: The IMAX Experience (Warner Bros. Pictures, October 2017);
•	Geostorm: The IMAX Experience (Warner Bros. Pictures, October 2017);
•	Thor: Ragnarök: The IMAX Experience (Walt Disney Studios, November 2017);
•	Justice League: The IMAX Experience (Warner Bros. Pictures, November 2017); and
•	Star Wars: The Last Jedi: The IMAX Experience (Walt Disney Studios, December 2017).

In addition, in conjunction with Marvel and Disney|ABC Television Group, the Company will be co-producing and exclusively premiering the new ABC series “Marvel’s Inhumans” in IMAX theaters. The first two episodes of the series are expected to run worldwide exclusively in IMAX theaters for two weeks in September 2017, and several weeks later, the series will premiere on the ABC network. The Company will have an equity participation both in the pilot and in the television series, representing the first time the Company will have an economic interest in a television property.

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended December 31,		Years Ended Ended December 31,
	2016	2015	2016	2015
Revenues
Equipment and product sales	$41,318	$46,113	$122,382	$118,937
Services	44,009	46,266	166,862	161,964
Rentals	18,777	24,645	77,315	83,651
Finance income	2,509	2,309	9,500	9,112
Other	300	-	1,275	141

	106,913	119,333	377,334	373,805

Costs and expenses applicable to revenues
Equipment and product sales	20,605	20,625	69,680	63,635
Services	25,263	20,654	83,780	70,855
Rentals	5,719	6,171	21,086	20,027
Other	-	-	110	-

	51,587	47,450	174,656	154,517

Gross margin	55,326	71,883	202,678	219,288
Selling, general and administrative expenses	32,039	32,997	124,745	115,345

(including share-based compensation expense of $8.0 million and $30.5 million for the three months and year ended December 31, 2016, respectively (2015 - expense of $7.0 million and $21.9 million, respectively))

Research and development	4,712	3,119	16,315	12,730
Amortization of intangibles	542	558	2,079	1,860
Receivable provisions, net of recoveries	323	43	954	752
Asset (recoveries) impairments	(1,000)	235	417	830

Income from operations	18,710	34,931	58,168	87,771
Interest income	273	241	1,490	968
Interest expense	(480)	(491)	(1,805)	(1,661)

Income from operations before income taxes	18,503	34,681	57,853	87,078
Provision for income taxes	(6,577)	(7,644)	(16,212)	(20,052)
Gain (loss) from equity-accounted investments, net of tax	150	(792)	(2,321)	(2,402)

Net income	12,076	26,245	39,320	64,624
Less: net income attributable to non-controlling interests	(3,131)	(3,752)	(10,532)	(8,780)

Net income attributable to common shareholders	$8,945	$22,493	$28,788	$55,844

Net income per share attributable to common shareholders - basic and diluted:
	$0.14	$0.33	$0.43	$0.79

	$0.13	$0.32	$0.42	$0.78

Weighted average number of shares outstanding (000’s):
Basic	66,152	69,364	67,575	69,526
Fully Diluted	66,950	70,764	68,263	71,058

Additional Disclosure:
Depreciation and amortization(1)	$12,306	$11,612	$46,485	$42,803

(1) Includes $0.1 million and $0.5 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2016 (2015 - $0.4 million and $1.0 million, respectively).

IMAX CORPORATION

CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	As at December 31,
	2016	2015
Assets
Cash and cash equivalents	$204,759	$317,449
Accounts receivable, net of allowance for doubtful accounts of $1,250 (December 31, 2015 — $1,146)	96,349	97,981
Financing receivables	122,125	117,231
Inventories	42,121	38,753
Prepaid expenses	6,626	6,498
Film assets	16,522	14,571
Property, plant and equipment	245,415	218,267
Other assets	33,195	26,136
Deferred income taxes	20,779	25,766
Other intangible assets	30,416	28,950
Goodwill	39,027	39,027

Total assets	$857,334	$930,629

Liabilities
Bank indebtedness	$27,316	$29,276
Accounts payable	19,990	23,455
Accrued and other liabilities	93,208	95,748
Deferred revenue	90,266	104,993

Total liabilities	230,780	253,472

Commitments and contingencies

Non-controlling interests	4,980	3,307

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number.
66,224,467 — issued and 66,159,902 — outstanding (December 31, 2015 — 69,673,244 — issued and outstanding)	439,213	448,310
Less: Treasury stock, 64,565 shares at cost (December 31, 2015 – nil)	(1,939)	-
Other equity	177,304	163,094
Accumulated (deficit) earnings	(47,366)	19,930
Accumulated other comprehensive loss	(5,200)	(7,443)

Total shareholders’ equity attributable to common shareholders	562,012	623,891
Non-controlling interests	59,562	49,959

Total shareholders’ equity	621,574	673,850

Total liabilities and shareholders’ equity	$857,334	$930,629

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	Years Ended December 31,
	2016	2015
Cash provided by (used in):
Operating Activities
Net income	$39,320	$64,624
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	46,485	42,803
Write-downs, net of recoveries	5,940	3,725
Change in deferred income taxes	4,940	(1,336)
Stock and other non-cash compensation	31,586	22,379
Unrealized foreign currency exchange loss	462	785
Loss from equity-accounted investments	2,685	3,838
Gain on non-cash contribution to equity-accounted investees	(364)	(1,436)
Investment in film assets	(22,308)	(15,119)
Changes in other non-cash operating assets and liabilities	(30,874)	(36,058)

Net cash provided by operating activities	77,872	84,205

Investing Activities
Purchase of property, plant and equipment	(15,278)	(43,257)
Investment in joint revenue sharing equipment	(42,910)	(28,474)
Investment in new business ventures	(1,911)	(2,000)
Acquisition of other intangible assets	(4,787)	(5,065)

Net cash used in investing activities	(64,886)	(78,796)

Financing Activities
Increase in bank indebtedness	-	25,290
Repayment of bank indebtedness	(2,000)	(333)
Repurchase of common shares	(116,518)	(34,276)
Settlement of restricted share units and options	(17,889)	(10,000)
Exercise of stock options	13,113	35,609
Taxes paid on secondary sales and repatriation dividend	(2,443)	-
Treasury stock repurchased for future settlement of restricted share units	(1,996)	-
Taxes withheld and paid on employee stock awards vested	(528)	(520)
Issuance of subsidiary shares to non-controlling interests - private offering	2,479	40,000
Share issuance costs from the issuance of subsidiary shares to non-controlling interests - private offering	-	(2,000)
Issuance of subsidiary shares to non-controlling interests - public offering	-	178,226
Share issuance expenses - public offering	-	(16,257)
Dividends paid to non-controlling interests	-	(9,511)
Credit facility amendment fees paid	-	(1,533)

Net cash (used in) provided by financing activities	(125,782)	204,695

Effects of exchange rate changes on cash	106	842

(Decrease) increase in cash and cash equivalents during year	(112,690)	210,946

Cash and cash equivalents, beginning of year	317,449	106,503

Cash and cash equivalents, end of year	$204,759	$317,449

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has seven reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; and other. The IMAX systems segment includes the design, manufacture, sale or lease of IMAX theater projection system equipment. The theater system maintenance segment includes the maintenance of IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment includes the provision of IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concession revenues. The film production and IMAX DMR segment includes the production of films and the performance of film re-mastering services. The film distribution segment includes the distribution of films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The other segment includes certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenue
IMAX Theater Systems
IMAX Systems
Sales and sales-type leases	$31,002	$33,011	$89,524	$86,935
Ongoing rent, fees, and finance income	4,017	4,485	16,003	15,193
Other	5,040	6,259	19,434	17,579

	40,059	43,755	124,961	119,707

Theater System Maintenance	10,399	9,599	40,430	36,944

Joint Revenue Sharing Arrangements	24,473	31,861	91,413	99,120

Film
Production and IMAX DMR	27,636	31,945	106,403	107,089
Film distribution and post-production	4,346	2,173	14,127	10,945

	31,982	34,118	120,530	118,034

Total	$106,913	$119,333	$377,334	$373,805

Gross margins
IMAX Theater Systems
IMAX Systems(1)
Sales and sales-type leases	$17,991	$20,070	$44,786	$44,790
Ongoing rent, fees, and finance income	3,847	4,267	15,304	14,378
Other	327	700	76	279

	22,165	25,037	60,166	59,447

Theater System Maintenance	3,452	2,811	13,659	12,702

Joint Revenue Sharing Arrangements(1)	15,121	21,556	59,837	68,372

Film
Production and IMAX DMR(1)	16,798	22,003	69,196	77,645
Film distribution and post-production(1)	(2,210)	476	(180)	1,122

	14,588	22,479	69,016	78,767

Total	$55,326	$71,883	$202,678	$219,288

(1)

IMAX systems include marketing and commission costs of $1.1 million and $3.0 million for the three and twelve months ended December 31, 2016, respectively (2015 - $1.2 million and $3.0 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.2 million and $4.1 million for the three and twelve months ended December 31, 2016, respectively (2015 - $1.6 million and $4.3 million, respectively). Production and DMR segment margins include marketing costs of $5.8 million and $17.5 million for the three and twelve months ended December 31, 2016, respectively (2015 - $5.0 million and $13.3 million, respectively). Distribution segment margins include marketing costs of $0.1 million and $2.2 million for the three and twelve months ended December 31, 2016, respectively (2015 - less than $0.1 million recovery and $0.1 million recovery, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results, and not including these measures could potentially distort the analysis of trends in business performance. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Credit Facility provides that the Company will be required at all times to satisfy a Minimum Liquidity Test (as defined in the Credit Agreement) of at least $50.0 million. The Company is required to maintain a minimum level of “EBITDA” of $100.0 million, as such term is defined in the Company’s credit agreement (herein referred to as “Adjusted EBITDA” as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA should not be construed as substitutes for net income or as better measures of liquidity than cash flow from operating activities determined in accordance with U.S. GAAP. The Company must also maintain a Maximum Total Leverage Ratio (as defined in the credit agreement) of 2.0:1.0, which requirement decreases to 1.75:1.0 on December 31, 2017. The Company was in compliance with all of these requirements at December 31, 2016. The Maximum Total Leverage Ratio was 0.23:1 as at December 31, 2016, where Total Debt (as defined in the credit agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $27.7 million. Adjusted EBITDA is calculated as follows:

	Quarter Ended December 31, 2016		Year Ended December 31, 2016(1)		Year Ended December 31, 2015
(In thousands of U.S. Dollars)
Net income	$12,076		$39,320		$64,624
Add (subtract):
Provision for income taxes	6,577		16,212		20,052
Interest expense, net of interest income	207		315		693
Depreciation and amortization, including film asset amortization	12,176		45,953		41,787

EBITDA	$31,036		$101,800		$127,156
Write-downs, net of recoveries including asset impairments and receivable provisions	3,037		5,940		3,725
(Gain) loss from equity accounted investments	(150)		2,321		2,402
Stock and other non-cash compensation	8,690		31,586		22,379

Adjusted EBITDA before non-controlling interests	42,613		141,647		155,662
Adjusted EBITDA attributable to non-controlling interests(2)	(5,752)		(19,743)		(14,885)

Adjusted EBITDA attributable to common shareholders	$36,861		$121,904		$140,777

Adjusted revenues attributable to common shareholders(3)	$96,192		$339,868		$347,862

Adjusted EBITDA margin	38.3	%	35.9	%	40.5	%

(1)	Ratio of funded debt calculated using twelve months ended Adjusted EBITDA.

(2)	The Adjusted EBITDA calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in EBITDA from the Company’s non-controlling interests.

(3)		Quarter Ended December 31, 2016		Year Ended December 31, 2016		Year Ended December 31, 2015
	Total revenues		$106,913		$377,334		$373,805
	Greater China revenues	$33,735		$118,532		$110,591
	Non-controlling interest ownership percentage(4)	31.78%		31.61%		23.46%

	Deduction for non-controlling interest share of revenues		(10,721)		(37,466)		(25,943)

	Adjusted revenues attributable to common shareholders		$96,192		$339,868		$347,862

(4)	Weighted average ownership percentage for change in non-controlling interest share

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended December 31, 2016 vs. 2015:

The Company reported net income of $12.1 million or $0.18 per basic and diluted share for the quarter ended December 31, 2016 as compared to net income of $26.2 million or $0.38 per basic share and $0.37 per diluted share for the quarter ended December 31, 2015. Net income for the quarter ended December 31, 2016 includes a $8.0 million charge or $0.13 per diluted share (2015 — $6.9 million or $0.10 per diluted share) for stock-based compensation. Adjusted net income, which consists of net income excluding the impact of stock-based compensation and the related tax impact, was $17.7 million or $0.27 per diluted share for the quarter ended December 31, 2016 as compared to adjusted net income of $31.7 million or $0.45 per diluted share for the quarter ended December 31, 2015. The Company reported net income attributable to common shareholders of $8.9 million, or $0.14 per basic and $0.13 per diluted share for the year ended December 31, 2016 (2015 — $22.5 million, or $0.33 per basic share and $0.32 per diluted share).Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation and the related tax impact, was $14.5 million or $0.22 per diluted share for the quarter ended December 31, 2016 as compared to adjusted net income attributable to common shareholders of $27.3 million or $0.39 per diluted share for the quarter ended December 31, 2015. A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Quarter Ended December 31,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$12,076	$0.18	$26,245	$0.37	(1)
Adjustments:
Stock-based compensation	8,038	0.13	6,949	0.10
Tax impact on items listed above	(2,389)	(0.04)	(1,453)	(0.02)

Adjusted net income	17,725	0.27	31,741	0.45	(1)
Net income attributable to non-controlling interests	(3,131)	(0.05)	(3,752)	(0.05)
Stock-based compensation (net of tax of less than $0.1 million and $0.2 million, respectively) attributable to non-controlling interests	(112)	—	(703)	(0.01)

Adjusted net income attributable to common shareholders	$14,482	$0.22	$27,286	$0.39	(1)

Weighted average diluted shares outstanding		66,950		70,764

(1)	Includes impact of less than $0.1 million of accretion charges associated with redeemable Class C shares of IMAX China.

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Year Ended December 31, 2016 vs. 2015:

The Company reported net income of $39.3 million or $0.58 per basic and diluted share for the year ended December 31, 2016 as compared to net income of $64.6 million or $0.92 per basic share and $0.90 per diluted share for the year ended December 31, 2015. Net income for the year ended December 31, 2016 includes a $30.5 million charge or $0.45 per diluted share (2015 — $21.9 million or $0.31 per diluted share) for stock-based compensation. Adjusted net income, which consists of net income excluding the impact of stock-based compensation and the related tax impact, was $61.1 million or $0.90 per diluted share for the year ended December 31, 2016 as compared to adjusted net income of $82.4 million or $1.15 per diluted share for the year ended December 31, 2015. The Company reported net income attributable to common shareholders of $28.8 million, or $0.43 per basic and $0.42 per diluted share for the year ended December 31, 2016 (2015 — $55.8 million, or $0.79 per basic share and $0.78 per diluted share). Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation and the related tax impact, was $50.0 million or $0.73 per diluted share for the year ended December 31, 2016 as compared to adjusted net income attributable to common shareholders of $73.0 million or $1.02 per diluted share for the year ended December 31, 2015. A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Year Ended December 31,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$39,320	$0.58	$64,624	$0.90	(1)
Adjustments:
Stock-based compensation	30,523	0.45	21,880	0.31
Tax impact on items listed above	(8,783)	(0.13)	(4,056)	(0.06)

Adjusted net income	61,060	0.90	82,448	1.15	(1)
Net income attributable to non-controlling interests	(10,532)	(0.16)	(8,780)	(0.12)
Stock-based compensation (net of tax of $0.2 million and $0.2 million, respectively) attributable to non-controlling interests	(533)	(0.01)	(703)	(0.01)

Adjusted net income attributable to common shareholders	$49,995	$0.73	$72,965	$1.02	(1)

Weighted average diluted shares outstanding		68,263		71,058

(1)	Includes impact of $0.8 million of accretion charges associated with redeemable Class C shares of IMAX China.

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

	For the 3 months ended December 31, 2016	For the 12 months ended December 31, 2016
(In thousands of U.S. Dollars)
Net cash provided by operating activities	$32,568	$77,872
Net cash used in investing activities	(26,398)	(64,886)

Free cash flow	$6,170	$12,986